Private and Confidential

February 7, 2008

Padraig Declan J. Byrne
8225 NE 115th Way
Kirkland, WA 98034

Dear Declan:

We are pleased to present to you this offer to join Airspan Networks Inc as Chief Marketing Officer, reporting to Eric Stonestrom, President & Chief Executive Officer. The position will be based in our Corporate Headquarters in Boca Raton, Florida, effective Feburary 25, 2008.

Compensation

This position offers a starting salary of US$215,000 per annum, to be paid biweekly. The salary will thereafter be subject to periodic reviews, the first of which is expected to be in April, 2009. Thereafter your salary will be reviewed annually in April.

Incentive Compensation

You will be eligible for incentive compensation in accordance with Airspan’s executive bonus compensation plan in effect from time to time. The 2008 plan provides an on-target bonus for your position of 50% of the base salary. This bonus will be paid to you based on a full 12 months if you commence employment by March 31, 2008.

Place of Work

Your normal place of work will be the Corporate Office in Boca Raton, Florida. Upon acceptance of this offer, you will be required to relocate to Florida by June, 30 2008. During the interim, you may work 5 days (1 week) per month in Seattle, and must travel to/from  Seattle to Florida the remaining days at your expense.

Stock Options

In addition to this cash compensation, and subject to approval by Airspan’s Board of Directors, you will be presented with the option to purchase 250,000 shares in Airspan Networks Inc. common stock. The Board will establish the effective date of the option grant and the method for setting the option price (the grant date is likely to be two working days after Airspan’s first quarterly earnings release following your start date and the price is expected to be the market price at the close of business on the effective date of the grant).

After Board approval, you will be provided with Airspan’s standard Non-Qualified Stock Option Agreement for Employees, which will govern the terms and conditions of the award. Subject to the provisions of that agreement, on the first anniversary of the grant date, 25% of the options will vest in you; the remaining 75% will vest in monthly increments over the following three years.

In addition to these initial grants of options, you will be eligible for additional grants under the Plan as may be determined by the Board in the future.

Employee Stock Purchase Plan

You will also have the right to purchase shares in the Company’s common stock under the Employee Stock Purchase Plan. The next opportunity for enrolment in the Plan will be on August 15, 2008. Details will be forwarded to you before that date.

Benefits

Other benefits include; Medical, Dental, Life Insurance, STD and LTD. You will be eligible to enroll in these benefits the first of the month following a 30 day waiting period. You will also have the opportunity to enroll in Airspan’s 401K Plan once you have completed 6 months of service. Details regarding the plan will be forwarded to you prior to your enrollment date.

You will be entitled to three weeks vacation plus customary holidays.

Relocation

We will provide you with up to $15,000 of bona fide expenses to be covered, with tax gross up if needed, against real receipts. Any hotel accommodations incurred in Florida before the relocation will be included in this sum. The company will separately pay for and gross up a temporary apartment for the period from March to the end of June.

Upon relocation to Florida, you will be paid an additional $25,000 (taxable income). This payment must be refunded back to Airspan should you resign within 12 months of your employment date.

Contract of Employment

This offer is contingent upon a satisfactory background and reference check.

This is an “At-Will” contract of employment which may be terminated at any time, by either party, by giving two weeks notice.

You will be entitled to three months severance payment of your base salary in your first year of service and six months of severance thereafter in the case of termination without case.

The Company reserves the right to terminate your employment without notice in the case of gross misconduct. Gross misconduct includes (but is not limited to) dishonesty, fraud, breach of Company confidentiality, gross negligence and action in any other way, which could bring either yourself or the Company into disrepute.

Confidentiality

On or before your first day of employment, you will be required to sign and abide by the Confidentiality Agreement.

Acceptance

This offer expires February 18th, 2008. We require your acceptance by this date. This offer is contingent on your ability to perform the job duties from a statutory perspective.

On acceptance, please complete the enclosed Confidentiality and Proprietary Information Agreement. You are also required to read the enclosed Code of Business Conduct, sign the final page and return together with the signed copy of the contract, as mentioned above, in order that arrangements for your commencement may be made and communicated to you.

You must also complete the enclosed Authorization Form for Consumer Reports (background check) and return to our Boca Raton office (Attention: Debbie Simon, HR Director) as quickly as possible.

May I take this opportunity to welcome you to Airspan Networks Inc and wish you every success for the future. If there is anything you wish to discuss, please do not hesitate to contact me.

Yours sincerely

Eric Stonestrom
President & Chief Executive Office

Accepted		Date
Padraig Declan J. Byrne